UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                         Laser Mortgage Management, Inc.
               --------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                  --------------------------------------------
                         (Title of Class of Securities)


                                    51806D100
                           --------------------------
                                 (CUSIP Number)

                                  July 30, 1998
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                 [X] Rule 13d-1(b)

                                 [ ] Rule 13d-1(c)

                                 [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

-------------------------                           ---------------------------
|CUSIP NO. 51806D100    |           13G            |   Page  2  of   5  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  3,011,800 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  --                                               |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,011,800 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES* (See Instructions)                                         |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  15%                                                                |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON* (See Instructions)                       |
|        |  EP                                                                 |
--------------------------------------------------------------------------------




                                Page 2 of 5 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)      Name of Issuer:
                       Laser Mortgage Management Inc.

        1(b)   Address of Issuer's Principal Executive Offices:
                       51 John F. Kennedy Parkway
                       Short Hills, NJ  07078

Item 2(a)      Name of Person Filing:
                       President and Fellows of Harvard College

        2(b)   Address of Principal Business Office or, if none, Residence:
                       c/o Harvard Management Company, Inc.
                             600 Atlantic Avenue
                             Boston, MA  02210

        2(c)   Citizenship:
                        Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       51806D100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under section 15 of the Act.
(b) [ ]  Bank as defined in section 3(a)(6) of the Act.
(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act.
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the federal Deposit Insurance Act.
(i) [ ] A church plan that is excluded from the definition of an investment company under section (c)(14) of the Investment Company Act of 1940.
(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4         Ownership:

        4(a)   Amount beneficially owned:
                       3,011,800 shares



                                Page 3 of 5 Pages

        4(b)   Percent of Class:
                       15%

        4(c) Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                       3,011,800 shares

               (ii) Shared power to vote or to direct the vote:
                                ---------

               (iii) Sole power to dispose or to direct the disposition of:
                                ---------

               (iv) Shared power to dispose or to direct the disposition of:
                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       Not Applicable.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 4 of 5 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                       By: /s/ Michael S. Pradko
                                           -------------------------------------
                                           Name:   Michael S. Pradko
                                           Title:  Authorized Signatory



                                       By: /s/ Judith A. Murphy
                                           -------------------------------------
                                           Name:   Judith A. Murphy
                                           Title:  Authorized Signatory




August 10, 1998

                                Page 5 of 5 Pages